Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 29, 2022 with respect to the consolidated financial statements of Nexters Inc., which appears in the prospectus supplement of Nexters Inc. dated July 12, 2022, which forms a part of the Registration Statements on Form F-1 (No. 333-259707) of Nexters Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ JSC “Kept”

Moscow, Russia,

July 12, 2022